The Tax-Exempt Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455
August 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$258,693
Class B	$1,043
Class C	$11,462
Class F1	$50,382
Class F2	$8,330
Total A-F Shares	$329,910
Class R6	$263
Total R Shares	$263

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4721
Class B	$0.3781
Class C	$0.3717
Class F1	$0.4579
Class F2	$0.4911
Class R6	$0.1501

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	569,022
Class B	2,313
Class C	32,126
Class F1	116,647
Class F2	18,285
Total A-F Shares	738,393
Class R6	3,168
Total R Shares	3,168

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.08
Class B	$13.08
Class C	$13.08
Class F1	$13.08
Class F2	$13.08
Class R6	$13.08